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Exhibit 10.19

FORM OF RETENTION BONUS AGREEMENT

January 7, 2002

«Memoname»
«Address_1»
«Address_2»
«City», «St» «Postal»

        Re: Retention Bonus Agreement

Dear «First_Name»:

        This letter sets forth the Retention Bonus Agreement (this "Agreement") between you and Providian Financial Corporation (the "Company") and is effective as of the date above ("Effective Date"). Provided you agree to the terms below by executing this letter, the following retention bonus award will be made to you in accordance with the schedule below.

Terms

        1.    Continued Employment:    You agree that so long as you remain with the Company as an employee you will devote your full time, attention and skills diligently, and in the best interest of the Company, in a manner consistent with the standards applicable to persons rendering similar services.

        2.    Retention Bonus Amount and Vesting Schedule:    You will receive your retention bonus consisting of «M_Shares» shares of restricted stock on the Effective Date, subject to the following vesting schedule. Your vesting continues from the Effective Date so long as you remain an active employee, in good standing through the applicable vesting dates.

Vesting Schedule for Restricted Stock
First 1/3rd	July 7, 2002
Second 1/3rd	July 7, 2003
Final 1/3rd	July 7, 2004

        3.    Termination for Cause:    In the event that the Company terminates your employment for Cause, you will forfeit any remaining unvested portions of your retention bonus. For purposes of this Agreement only, "Cause" includes, but is not limited to the following: theft or embezzlement; disclosure of trade secrets (including client and/or employee rosters); industrial espionage; conviction of a felony; being intoxicated or under the influence of illegal substances or alcohol on the job; possession or use of alcoholic beverages or illegal substances while on Company premises or while on-duty; falsification of or making a material omission in records; fraud; insider trading; or acts of violence or harassment.

        4.    Death, Disability or Involuntary Termination Without Cause:    If your employment with the Company is involuntarily terminated without Cause or due to death or Disability (as defined in the Company's 2000 Stock Incentive Plan) prior to the final vesting of the restricted stock making up this retention bonus, then within a reasonable period following your termination, the Company will release to you any remaining unvested restricted stock granted to you pursuant to this Agreement, subject to the following offset. In the event that your termination entitles you to any payments under the Company's Severance Pay Plan or pursuant to any applicable laws or statutes governing layoffs (e.g. the federal Worker Adjustment and Retraining Notification Act), the amount owed to you under this paragraph will be offset by the value of said amounts as determined by the Company. The offset will be deducted from the restricted stock award (based on the value of the shares at the time of termination*).

*
The value of the restricted stock will be calculated using the closing price of the stock on the day of your termination.

        5.    At-Will Status:    Nothing in this Agreement alters your status as an at-will employee. By signing this Agreement, you acknowledge that you and the Company each have the right to terminate your employment with the Company at any time and for any reason.

        6.    Terms of Restricted Stock Grant:    This restricted stock bonus is governed by this Agreement and by the Stock Grant Agreement attached hereto as Exhibit A and incorporated by reference herein, and such documents will be administered by the Company in its sole discretion.

        7.    Miscellaneous Provisions:    This Agreement may not be modified or amended except in writing signed by both you and a duly authorized officer of the Company. This Agreement shall be binding upon you and the Company and the respective heirs, personal representatives, successors and assigns of you and the Company, but neither this Agreement nor any rights hereunder shall be assignable by you without the prior written consent of the Company. If any provision of this Agreement is held to be invalid, void, or unenforceable, the remaining provisions shall remain in full force and effect. In the event that a dispute arises concerning the interpretation or enforcement of this Agreement, or any other related matter, you agree that any such dispute shall be submitted to binding arbitration before the San Francisco, California office of JAMS or its successor, under the rules of JAMS then in effect for resolution of contract disputes. This Agreement shall be construed according to the laws of the State of California.

PROVIDIAN FINANCIAL CORPORATION

By:
Senior Vice President

Exhibit A—Restricted Stock Grant Agreement

By my signature below, I acknowledge that I have carefully reviewed and considered this Agreement; that I understand the terms of the Agreement; and that I voluntarily agree to them.

«Memoname»
Date:	, 2002

EXHIBIT A

PROVIDIAN FINANCIAL CORPORATION
2000 STOCK INCENTIVE PLAN

RESTRICTED STOCK GRANT AGREEMENT

        Providian Financial Corporation, a Delaware corporation (the "Company"), hereby awards shares of its Common Stock ("Shares") as a stock award to the Participant named below, subject to the terms and conditions set forth in this Restricted Stock Grant Agreement (this "Agreement"), such participant's Retention Bonus Agreement dated the date hereof (the "Retention Bonus Agreement") and the Company's 2000 Stock Incentive Plan (as amended from time to time, the "Plan").

Date of Award:	January 7, 2002
Name of Participant:
Number of Shares of Stock Awarded:
Aggregate Fair Market Value of Stock on Date of Award:
Fair Market Value per share on Grant Date:	$3.375

The Plan and Other Agreements
The text of the Plan is incorporated in this Agreement by this reference. You agree to execute such instruments and to take such actions as may reasonably be necessary to carry out the intent of this Agreement. Unless otherwise defined in this Agreement or the Retention Bonus Agreement, capitalized terms used in this Agreement are defined in the Plan.

The Retention Bonus Agreement, this Agreement and the Plan constitute the entire understanding between you and the Company regarding this Restricted Stock Grant award; provided, however, that in the event of any conflict between the provisions of the Plan with those of the Retention Bonus Agreement and this Agreement, the provisions of the Retention Bonus Agreement and this Agreement shall control. Any prior agreements or understandings are superseded.
Vesting
As long as you render Continuous Service (which, notwithstanding the Plan, means that you are an active employee in good standing) to the Company or a Subsidiary or Affiliate, and remain in good standing through the applicable vesting dates, you will become vested as to 1/3 of the total number of Shares of your Restricted Stock Grant award on July 7, 2002; an additional 1/3 on July 7, 2003; and the final 1/3 on July 7, 2004. In the event that your Continuous Service ceases prior to the final vesting, except in the case of death, Disability or an involuntary termination without Cause as set forth in the Retention Bonus Agreement, you will forfeit to the Company any unvested Shares subject to your Restricted Stock Grant award.
Escrow
The Shares for your Restricted Stock Grant award shall be deposited in escrow and shall remain in escrow until such time as the Shares are to be released to you or otherwise forfeited as described below.
The Shares of your Restricted Stock Grant held in escrow shall be subject to the following terms and conditions relating to their release from escrow or their forfeiture to the Company:

• Upon termination of your Continuous Service due to death, Disability, or involuntary termination without Cause, any unvested Shares will become vested subject to terms contained in the Retention Bonus Agreement.
• Upon termination of your Continuous Service for Cause, any unvested Shares shall be forfeited to the Company.

• When your interest in the Shares vests as described above, the Shares for such vested Restricted Stock Grant award shall be released from escrow within a reasonable period following the date of vesting, net of any Shares necessary to satisfy tax withholding requirements.
Voting and Other Rights
Subject to the terms of this Agreement, you shall have all the rights and privileges of a stockholder of the Company while your Restricted Stock Grant award is held in escrow, including the right to vote and to receive dividends (if any).
Code Section 83(b) Election
You may elect to be taxed at the time the Restricted Stock Grant award is granted rather than when such Restricted Stock Grant award ceases to be subject to forfeiture restrictions, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days after the Date of Award, and by providing a copy of such election to the Company. You should consult with your tax advisor regarding the consequences of such an election.
Leaves of Absence
For purposes of this Agreement, your Continuous Service does not terminate when you go on a bona fide leave of absence that was approved by the Company in writing, if the terms of the leave provide for Continuous Service crediting. Your Continuous Service terminates in any event when the approved leave ends, unless you immediately return to active work. The Company determines in its discretion which leaves of absence are considered an interruption of Continuous Service, and when your Continuous Service terminates, for all purposes under the Plan.
Withholding Taxes	The number of any Shares released to you from escrow will be reduced by that number of Shares necessary to satisfy tax withholding requirements.
Restrictions on Resale
You agree not to sell, transfer or otherwise dispose of any Shares subject to this Restricted Stock Grant award prior to their vesting or sell, transfer or otherwise dispose of any Shares acquired under this Restricted Stock Grant award at a time when applicable laws, regulations or Company policies prohibit such sale, transfer or other disposition.
No Retention Rights
This Agreement is not an employment agreement and does not give you the right to continue to be employed by the Company (or a Subsidiary or Affiliate). The Company (and any Subsidiary or Affiliate) reserves the right to terminate your Continuous Service at any time and for any reason.
Applicable Law	This Agreement will be construed under the laws of the State of California.

Schedule to Retention Bonus Agreement

        The following executive officers of the Company executed a Retention Bonus Agreement substantially identical to the form of Retention Bonus Agreement set forth in Exhibit 10.19, except that the number of restricted shares set forth in section 2 is as set forth below:

Officer	Section 2
Susan Gleason	250,000 shares
David J. Petrini	250,000 shares
Ellen Richey	250,000 shares
Warren Wilcox	250,000 shares
James G. Jones	125,000 shares
James Rowe	125,000 shares

QuickLinks

  Exhibit 10.19
FORM OF RETENTION BONUS AGREEMENT
EXHIBIT A PROVIDIAN FINANCIAL CORPORATION 2000 STOCK INCENTIVE PLAN RESTRICTED STOCK GRANT AGREEMENT
Schedule to Retention Bonus Agreement